For the fiscal period ended (a) September 30, 1996
File number (c) 811-7343

                                  SUB-ITEM 77J


Reclassification of Capital Accounts

The  Series accounts and reports for distributions
to  shareholders in accordance with  the  American
Institute   of   Certified   Public   Accountants'
Statement   of   Position   93-2;   Determination,
Disclosure,  and Financial Statement  Presentation
of  Income,  Capital Gain, and Return  of  Capital
Distributions by Investment Companies. During  the
period   ended  September  30,  1996,  the  Series
reclassified  current  net  operating  losses   by
decreasing accumulated net investment loss and decreasing paid-in capital by $2,046,837. Net investment income, net realized gains and net assets were not affected by this change.